June 8, 2012

Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Dear Securities & Exchange Commission:

We have read Item 4.01 of Form 8-K dated June 8, 2012 of ScripsAmerica, Inc. and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP